Rule 424(b)(3)

                                          File Nos. 333-114270 and 333-114270-03


PRICING SUPPLEMENT NO. 1 DATED May 20, 2004
(To Prospectus and Prospectus Supplement Dated April 21, 2004)


                          COUNTRYWIDE HOME LOANS, INC.

                           Medium-Term Notes, Series M

                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                        COUNTRYWIDE FINANCIAL CORPORATION
                               Floating Rate Notes



Trade Date:                May 17, 2004                       Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       May 20, 2004     Principal Amount:     $1,000,000,000
Stated Maturity Date:      May 20, 2005     Net Proceeds:         $999,500,000
                                            Specified Currency:   U.S. Dollars


     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                   Cost of Funds Rate

     |_| Commercial Paper Rate  |_| Federal Funds Rate  |_| Treasury Rate
     |_| CMT Rate               |X| LIBOR               |_| Other
      [Telerate Page 7051]             [Telerate Page  ]
      [Telerate Page 7052]             [Reuters Page  ]

      |_|  Weekly Average            [Currency: ]
      |_|  Monthly Average]

Exchange Rate Agent:       N/A


     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 1.34% Minimum Interest Rate: N/A
     Interest  Determination  Dates:    Two London  Business Days
                                        prior to each Interest
                                        Payment Date
Interest  Factor Convention: N/A
                                             Index Maturity:            3 months
     Interest  Reset  Dates:  Same as Interest  Payment  Dates
Spread  (plus or minus): plus 8 basis points
Spread Multiplier: N/A
     Interest Payment Dates: Quarterly on the 20th of
                           February, May, August, and
                           November, commencing August 20,
                           2004
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

     Agents: Goldman, Sachs & Co, Lehman Brothers, Deutsche Bank Securities, Morgan Stanley & Co., Incorporated, J.P. Morgan Securities, Inc., HSBC Securities (USA), Inc., Citigroup Global Markets Inc., ABN AMRO Inc., Banc of America Securities LLC

Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:


     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
    Initial Redemption Date:
        |x| The Notes cannot be redeemed prior to maturity.
        |_| The  Notes  may be  redeemed  prior to  maturity.
  Optional Repayment Dates:
        |x| The Notes cannot be repaid prior to maturity.
        |_| The Notes may be repaid prior to maturity.
     Initial Redemption Percentage:


     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|


Additional/Other Terms:             N/A

         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Home Loans. As of March 31, 2004, Countrywide Financial Corporation had no secured indebtedness outstanding, and Countrywide Home Loans had $1,490,297,721 aggregate principal amount of secured indebtedness outstanding, including $148,217 of intercompany borrowings. As of that date, Countrywide Home Loans had $21,408,135,935 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.